Exhibit 99.1

NEWS RELEASE for April 30, 2003 at 7:30 AM EDT
Contact:	ON Technology Corporation Steven R Wasserman 781-487-3330 swasserman@on.com	Allen & Caron Michael Mason (Investors) 212-691-8087 michaelm@allencaron.com

ON TECHNOLOGY REPORTS 2003 FIRST QUARTER RESULTS

Closes Record Number of European Orders

WALTHAM, MA (April 30, 2003) … ON Technology Corporation (Nasdaq:ONTC), a leading provider of enterprise infrastructure management solutions, today announced revenue and operating results for its first quarter ended March 31, 2003. Chairman, President & CEO Robert L. Doretti said that European orders were at record levels for the first quarter, but year over year total quarterly revenue declined with a resulting loss in the first quarter due principally to deferrals of key North American orders.

Revenue for the quarter ended March 31, 2003, was $7.6 million, versus year earlier first quarter revenue of $8.2 million. Services revenue in the first quarter increased approximately $900,000 from the prior year’s first quarter, while software license revenue decreased by $200,000, and hardware revenue decreased, as expected, by $1.3 million. European revenue was 87 percent of total revenue, up from historic levels, with the remainder of the revenue coming from North America.

The Company reported an operating loss of $1.5 million in the first quarter of this year, versus an operating profit of $392,000 in the year-earlier period. The net loss for this year’s first quarter was $1.8 million or $0.08 per share, versus net income of $90,000, or $0.00 per share, for last year’s first quarter.

Doretti commented, “Although we did not meet our revenue and profit targets for the quarter, we remain optimistic about our prospects for several reasons. First, our European business is on target for the year. Second, the shortfall in North American revenue during the first quarter was due primarily to delayed orders and a pattern of lengthening sales cycles, which are most likely a result of the uncertain economic climate, exacerbated by the international situation. The North American business is likely to right itself in the second half of 2003, perhaps beginning during the second quarter ending June 30, 2003. We do not think we have lost orders, just that orders are slower to be approved as customer budgets are scrutinized ever more closely.”

ON TECHNOLOGY REPORTS 2003 FIRST QUARTER RESULTS

Doretti also said he anticipates that recent investments in growing the Company’s direct and indirect channels, coupled with its R&D investments in ON iCommand for managing mobile and Linux devices, were the right steps to take as ON moves to capture market share while competitors retrench.

“During the quarter we closed 124 European orders, the highest ever in one quarter, through both our indirect and direct channels. The record number of orders can be attributed to the continuing momentum in several industries, including managed services, the public sector, retail and manufacturing,” Doretti added.

The Company received orders during the first quarter from CAP Gemini Ernst & Young, Kaiser Permanente, Motorola, Getronics, TRW, Konica, COOP, Fujitsu Siemens, Godwin Gruber, Reed Business, Children’s Hospital of Columbus, Halifax PLC and Augusta State University.

During the quarter, ON Technology:

•	Increased its worldwide territory and channel partners to approximately 75, nearly 50 percent higher than a year ago.

•	Launched ON iCommand™, a next-generation, Web-enabled solution for managing a broad range of platforms over any network, including wired and wireless networks as well as the Internet.

•	Shipped ON Command CCM® Version 5.4, which provides enhanced security features for administering geographically distributed IT environments, as well as new capabilities for performing complex SQL queries.

•	The Company exhibited its latest technology at major industry conferences, including CeBIT in Europe and Gartner Symposium in the U.S, where it demonstrated how ON iCommand can be used to deploy software over 3G cellular wireless networks, and manage both Linux and Windows devices from a single integrated console.

Conference Call

ON Technology will host a conference call today, April 30, 2003, at 11:00 AM EDT, which will be broadcast live over the Internet. The call (and the replay) may be accessed via the Internet through Thomson’s FirstCall Events by using the following URL:

http://www.firstcallevents.com/service/ajwz378694033gf12.html

Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available immediately and continue through the end of June 2003.

About ON Technology Corporation

ON Technology empowers IT organizations and service providers to manage the full lifecycle of their computing systems over large-scale corporate networks. Our solutions are used to rapidly and reliably deploy critical applications, operating systems, and content to desktops, mobile PCs, handhelds, servers, retail point-of-sale (POS) terminals and banking workstations.

ON TECHNOLOGY REPORTS 2003 FIRST QUARTER RESULTS

Our customers leverage our solutions to significantly reduce IT costs, improve availability and reliability of business-critical applications, and enhance both IT and end-user productivity. ON’s management solution has been chosen by more than 925 enterprises worldwide to manage in excess of 1.1 million networked computer systems. For more information visit ON Technology’s Web site at www.on.com or call 800-767-6638.

ON Technology, ON Command, and ON Command CCM are registered trademarks, and the ON logo and ON iCommand are trademarks of ON Technology Corporation. Microsoft and Windows are either registered trademarks or trademarks of Microsoft Corporation in the United States and other countries. All other brand names and trademarks are properties of their respective owners.

The statements in this press release that relate to ON Technology’s future plans, events and performance, including statements relating to the Company’s future growth prospects and financial results and new product offerings, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, including the current weakness in the global economy, demand for the Company’s products and services, performance of the Company’s direct and indirect distribution channels, competitive pressures, market acceptance of the Company’s new products and technologies, and the risk factors detailed from time to time in ON Technology’s periodic reports filed with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K filed in March 2003. Actual results and performance may differ materially due to these and other factors. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. ON Technology undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release that may reflect events or circumstances occurring after the date of this press release.

TABLES FOLLOW

ON TECHNOLOGY REPORTS 2003 FIRST QUARTER RESULTS

ON Technology Corporation

Consolidated Condensed Statement of Operations

(in thousands, except per share data)

	Three Months Ended
	March 31, 2003	March 31, 2002
	(Unaudited)	(Unaudited)
Revenue:
Net CCM and related products	$4,029	$4,225
Hardware revenue	9	1,282
Service and maintenance revenue	3,600	2,723

Total revenue	7,638	8,230
Cost of revenue	1,662	1,773

Gross profit	5,976	6,457

Operating Expenses:
Sales and marketing	4,166	3,013
Research and development	1,946	1,977
General and administrative	1,370	1,075

Total operating expenses	7,482	6,065

Income (loss) from operations	(1,506)	392
Interest income (expense), net	(9)	7
Other income (expense), net	200	(104)

Income (loss) before provision for income taxes	(1,315)	295
Provision for income taxes	493	205

Net income (loss)	$(1,808)	$90

Basic net income (loss) per share	$(0.08)	$—
Diluted net income (loss) per share	$(0.08)	$—
Shares used in basic per share calculation	23,775	22,794
Shares used in diluted per share calculation	23,775	24,200

ON TECHNOLOGY REPORTS 2003 FIRST QUARTER RESULTS

ON Technology Corporation

Consolidated Condensed Balance Sheet

(in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$13,426	$13,636
Restricted cash	100	100
Accounts receivable, net	6,215	8,473
Prepaid expenses and other current assets	920	1,256
Deferred tax asset	520	501

Total current assets	21,181	23,966
Property and equipment, net	1,154	1,097
Deferred tax asset	520	501
Other assets and deposits	173	237

Total assets	$23,028	$25,801

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$1,999	$2,574
Accrued expenses	3,755	4,228
Deferred revenue	7,142	7,265

Total current liabilities	12,896	14,067
Other liabilities	1,606	1,559

Total liabilities	14,502	15,626

Stockholders’ equity	8,526	10,175

Total liabilities and stockholders’ equity	$23,028	$25,801

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